                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE


             Excite@Home Completes Acquisition Of Bluemountain.com


REDWOOD CITY, Calif. -- December 14, 1999 -- Excite@Home (Nasdaq: ATHM), a global media company, today announced that it has completed the acquisition of Bluemountain.com, the leader in Web-based greeting cards.

Advertisers can now easily buy advertising across the Excite@Home Network in a single purchase. The Excite@Home network now includes the Excite narrowband portal service, the @Home broadband service, Bluemountain.com and the recently acquired WebShots, the leader in downloadable photo images on the Web.

About Excite@Home
Excite@Home (Nasdaq:ATHM) is a global media company offering media services through Excite (www.excite.com) and broadband subscription services through
                --------------
@Home (www.home.com) and @Work (www.work.com). MatchLogic (www.matchlogic.com)
       ------------             ------------               ------------------
offers marketers industry leading digital advertising capabilities including rich media production, ad and email services, user profiling and targeting and database analysis and management all integrated into a complete solutions package. The company has a worldwide footprint of 72 million cable homes to deliver on its vision of bringing personalized content to consumers "All Band, All Device, All the Time."

For more investor information about Excite@Home, please call our stockholder services hotline at 1.888.924.9248.


                                      ###



1999 At Home Corporation. Excite@Home, @Home, @Work, Excite, the stylized [at sign] logo and MatchLogic are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brand names are trademarks of their respective owners.

Copyright (c) 1995-1999 At Home Corporation. All Rights Reserved. @Home, Excite@Home, @Work, Excite, and [at sign] are the trademarks of At Home Corporation, and may be registered in certain jurisdictions. Legal Notices
                                                             -------------